Exhibit 10.2

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that pursuant to that certain Asset Purchase Agreement dated as of September ___, 2015 (the “Asset Purchase Agreement”), Chiefton Supply Co., a Colorado corporation (“Seller”), for and in consideration of the agreements contained therein and other good and valuable consideration paid to it by General Cannabis Corporation, a Colorado corporation (“Buyer”), the receipt and sufficiency of which are hereby acknowledged, Seller has granted, bargained, sold, transferred, conveyed and delivered and by these presents does hereby bargain, grant, sell, transfer, convey, assign and deliver unto Buyer, its successors and assigns, all right, title and interest of Seller in and to the Assets (as such term is defined in the Asset Purchase Agreement).

TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns forever.

Seller does for itself, its successors and assigns, covenant and agree to warrant and defend the title to such Assets, unto Buyer, and it respective successors and assigns, against all and every person and entity.

This Bill of Sale is being delivered subject and pursuant to the terms and conditions of the Asset Purchase Agreement; provided, the rights and obligations of Seller and Buyer set forth in the representations, warranties, covenants, agreements and other terms and provisions of the Asset Purchase Agreement shall be neither limited, altered or impaired nor enhanced or enlarged hereby or by performance hereunder.

This Bill of Sale shall be subject to and construed and enforced in accordance with the laws of the State of Colorado without regard to principles of conflicts of laws.

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IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of September 25, 2015.

CHIEFTON SUPPLY CO.

By:	/s/ Jacob Kulchin
Name:	Jacob Kulchin
Title:	Chief Executive Officer